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                                                                     EXHIBIT 2.2


                         VOTING AND INDEMNITY AGREEMENT





                                  BY AND AMONG





                        CONSUMER FINANCIAL NETWORK, INC.,

                             CFN MERGER CORP., INC.,

                                       AND

                              THE ICC STOCKHOLDERS

                     SET FORTH ON THE SIGNATURE PAGES HERETO



                           DATED AS OF APRIL 17, 2000




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                                                                  EXECUTION COPY

                         VOTING AND INDEMNITY AGREEMENT


         THIS VOTING AND INDEMNITY AGREEMENT is entered into as of this 17th day of April, 2000, by and among CONSUMER FINANCIAL NETWORK, INC., a Delaware corporation ("Parent"), CFN MERGER CORP., INC., a Delaware corporation, or its successors or assigns ("Sub"), and the stockholders of INTERACTIVE CORPORATE COMMUNICATIONS, INC. set forth on the signature pages hereto (collectively, the "ICC Stockholders").

                                    RECITALS:

         A. Interactive Corporate Communications, Inc., a New York corporation ("ICC"), Parent and Sub have entered into an Agreement and Plan of Merger dated as of April 17, 2000 (the "Merger Agreement"), providing for, among other things, ICC to merge with and into Sub (the "Merger").

         B. Of the issued and outstanding capital stock of ICC (the "ICC Stock"), a majority is owned by the ICC Stockholders.

         C. The respective Boards of Directors of Parent, Sub and ICC, and the stockholder of Sub, have approved the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement and herein.

         D. The Board of Directors of ICC has determined to recommend that the stockholders of ICC adopt and approve the Merger Agreement and approve the Merger.

         E. It is a condition and inducement to Parent's and Sub's willingness to enter into the Merger Agreement that the ICC Stockholders enter into this Agreement; and it is a condition to ICC's, Parent's and Sub's obligations to complete the Merger (the "Closing"), that the stockholders of ICC adopt and approve the Merger Agreement and approve the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

                                    ARTICLE I

             REPRESENTATIONS AND WARRANTIES OF THE ICC STOCKHOLDERS

         Each of the ICC Stockholders represents and warrants, but only with respect to such ICC Stockholder, to Parent and Sub as follows, which representations and warranties shall survive the Closing in accordance with
Section 6.1.


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         1.1      AUTHORITY. This Agreement has been duly executed and delivered by each ICC Stockholder, and assuming the due authorization, execution and delivery by Parent and Sub, constitutes the valid and binding obligation of each ICC Stockholder, enforceable against each ICC Stockholder in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

         1.2 NO CONFLICTS, REQUIRED FILINGS AND CONSENTS. Except as set forth on Schedule 1.2, none of (i) the execution and delivery hereof by the ICC Stockholders, (ii) the consummation by the ICC Stockholders of the transactions contemplated hereby or by the Merger Agreement (including the Merger) or (iii) compliance by the ICC Stockholders with any of the provisions hereof will:

                  (a) as to any ICC Stockholder that is a corporation, partnership, limited liability company, joint venture, association or other entity (any of the foregoing, an "Entity"), conflict with or violate its governing documents; or

                  (b) as to any ICC Stockholder, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to any other any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any ICC Stock or other ICC securities pursuant to, any note, bond, mortgage or indenture, or any material contract, agreement, arrangement, lease, license, permit, judgment, decree, franchise or other instrument or obligation, to which he is a party or by which he or any of his properties or assets may be bound or affected.

         1.3 ACCREDITED INVESTORS; INVESTMENT PURPOSE. Each ICC Stockholder receiving Parent Stock (as defined in the Merger Agreement) under the Merger Agreement represents and warrants that he (a) is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"); (b) is acquiring the Parent Stock solely for his own account for investment and not with a view to, or for sale in connection with, any distribution thereof; and (c) will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of (any of the foregoing, a "Transfer") any Parent Stock (or solicit any offer to buy, purchase or otherwise acquire or take a pledge of any such shares) except in compliance with the Securities Act and the rules and regulations thereunder, other applicable laws, rules and regulations, and the Amended and Restated Stockholders' Agreement of Parent, dated as of June 8, 1999 (the "Stockholders' Agreement").

         1.4 RESTRICTIONS ON TRANSFER. Each ICC Stockholder receiving Parent Stock under the Merger Agreement acknowledges that (a) the Parent Stock received by him hereunder has not been registered under the Securities Act; (b) the Parent Stock may be required to be held indefinitely, and he must continue to bear the economic risk of the investment in such shares unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available; (c) there may not be any public market for the Parent Stock in the foreseeable future; (d) Rule 144 promulgated under the Securities Act ("Rule 144") is not at


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present available with respect to sales of any securities of Parent, and such
Rule is not anticipated to be available in the foreseeable future; (e) when and if Parent Stock may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule; (f) if the exemption afforded by Rule 144 is not available, then public sale without registration will require the availability of an exemption under the Securities Act; (g) the Parent Stock is subject to the terms and conditions of the Stockholders' Agreement; (h) restrictive legends shall be placed on the certificates representing Parent Stock; and (i) a notation shall be made in the appropriate records of Parent indicating that Parent Stock is subject to restrictions on transfer and, if Parent should in the future engage the services of a stock transfer agent, then appropriate stop-transfer instructions will be issued to such transfer agent with respect to Parent Stock.

         1.5 ABILITY TO BEAR RISK; ACCESS TO INFORMATION; SOPHISTICATION. Each ICC Stockholder receiving Parent Stock under the Merger Agreement represents and warrants that (a) his financial situation is such that he can afford to bear the economic risk of holding Parent Stock acquired by him hereunder for an indefinite period; (b) he can afford to suffer the complete loss of such Parent Stock; (c) he has been granted the opportunity to ask questions of, and receive answers from, representatives of Parent concerning the terms and conditions of the Parent Stock and to obtain any additional information that he deems necessary; (d) his knowledge and experience in financial and business matters is such that he is capable of evaluating the merits and risk of ownership of the Parent Stock; and (e) he has carefully reviewed the terms of the Stockholders' Agreement and has evaluated the restrictions and obligations contained therein.

         1.6 NO PROXY. No ICC Stockholder has appointed or granted any proxy, which appointment or grant remains effective, with respect to any ICC Stock other than pursuant hereto.

         1.7 DOCUMENTS RECEIVED. Each ICC Stockholder acknowledges receipt of copies of the Merger Agreement, including all schedules and exhibits thereto, and of the Memorandum.

         1.8 REPRESENTATIONS AND WARRANTIES OF ICC UNDER MERGER AGREEMENT. All of the representations and warranties made by ICC pursuant to Article IV of the Merger Agreement are true as of the date hereof and (except for such representations and warranties made as of a specified date, which need only be true as of such date) shall be true at and as of the Closing as if made at and as of such time.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Each of Parent and Sub jointly and severally represents and warrants to the ICC Stockholders as follows, which representations and warranties shall survive the Closing in accordance with Section 6.1: Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery hereof and the consummation of the transactions contemplated hereby by each of Parent and Sub have been duly and validly


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authorized and approved by their respective board of directors and by Parent, in its capacity as Sub's sole stockholder, and no other corporate or stockholder proceedings on the part of either Parent or Sub, or their respective board of directors or stockholders, are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery hereof by the ICC Stockholders, constitutes the valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

         3.1 PUBLIC ANNOUNCEMENTS. Each party agrees to consult with the other party prior to any public announcement or other disclosure relating to the Merger and shall mutually approve the timing, the content and dissemination of any such public announcement or other disclosure, except for such public announcement or other disclosure as may be necessary, in the written opinion of outside counsel reasonably satisfactory to the other party, for the party proposing to make the public announcement or other disclosure not to be in violation of or in default under any applicable law, regulation or governmental order (including securities laws and NASDAQ rules). If either party proposes to make any public announcement or other disclosure based upon such an opinion, that party shall deliver a copy of such opinion to the other party, together with the text of the proposed public announcement or other disclosure, as far in advance of its public announcement or other disclosure as is practicable, and shall in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to announce or disclose.


         3.2 CONTRACTUAL RESTRICTIONS ON ICC STOCKHOLDERS. All ICC Stockholders listed on Schedule 3.2 covenant and agree that they shall, in connection with the Closing, enter into (i) subject to Section 6.7(a) of the Merger Agreement, the Confidentiality, Non-Compete and Non-Solicitation Agreement with Parent, in the form of Exhibit "E" to the Merger Agreement; and
(ii) the Securities Representation Letter, in the form of Exhibit "F" to the Merger Agreement.

         3.3      VOTE OF STOCKHOLDERS; VOTING PROXY.

                  (a) Each of the ICC Stockholders covenants and agrees (i) to appear for the purpose of obtaining a quorum at any meeting of stockholders of ICC, or adjournment thereof, at which matters relating to the Merger are considered; and (b) to vote, in person or by proxy (or, if applicable, execute written consent in accordance with applicable law with respect to), all of his shares of ICC Stock (now owned or hereafter acquired or over which he has voting control), at any meeting of, or in any action taken under applicable law (including written consent) by, the


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stockholders of ICC with respect to the Merger, in favor of adopting and approving the Merger Agreement and approving the Merger, in accordance with the terms and provisions of the Merger Agreement.

                  (b) In order to effectuate Section 3.3(a), each ICC Stockholder hereby grants to the Secretary of Parent, or his designee, an irrevocable proxy, pursuant to the New York Business Corporation Law ("BCL") or other applicable law, coupled with an interest, solely for the purposes of demanding that the Secretary of ICC call a special meeting of stockholders to consider matters related to the Merger, and of voting (or signing his name on any written consent in accordance with applicable law with respect to) all of the shares of ICC Stock owned (now or hereafter acquired or over which he has voting control) by the grantor of the proxy in favor of adopting and approving the Merger Agreement and approving the Merger, in accordance with the terms and provisions of the Merger Agreement.

                  (c) Each ICC Stockholder shall perform such further acts and execute such further instruments as required to vest in Parent and Sub the power to carry out and give effect to the provisions hereof.

                  (d) Each ICC Stockholder covenants and agrees that he shall not hereafter enter into any voting agreement, or grant any other proxy or any power of attorney, inconsistent herewith.

                  (e) Each ICC Stockholder covenants and agrees that he shall not Transfer his ICC Stock, or any other ICC securities, or any interest therein, without Parent's prior written consent.

                                   ARTICLE IV

                                 INDEMNIFICATION

         Effective on the date hereof, the following provisions shall apply:

         4.1      INDEMNIFICATION BY PARENT.

                  (a) Parent shall indemnify and hold the stockholders of ICC, including the ICC Stockholders, and their respective stockholders, directors, officers and employees (collectively, the "ICC Indemnified Parties"), harmless from and against, and agrees promptly to defend each of the ICC Indemnified Parties from and reimburse each of the ICC Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, an "ICC Loss") that any of the ICC Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                           (i)      any breach or inaccuracy of any of the
representations and warranties made by Parent or Sub in or pursuant hereto or in or pursuant to the Merger Agreement, or in any instrument, certificate or affidavit delivered by Parent or Sub at the Closing in accordance with the provisions hereof or of the Merger Agreement;


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                           (ii)     any failure by Parent or Sub to carry out,
perform, satisfy and discharge any of its respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by Parent pursuant hereto or to the Merger Agreement; and

                           (iii)    any suit, action or other proceeding arising
out of, or in any way related to, any of the matters referred to in this Section 4.1(a).

                  (b) Notwithstanding any other provision hereof to the contrary, Parent shall not have any liability under Section 4.1(a)(i) (or
Section 4.1(a)(iii), to the extent arising from or based upon matters subject to
Section 4.1(a)(i)) (i) unless the aggregate of all ICC Losses for which Parent would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to $100,000 ("Basket"), and then only to the extent of such excess, (ii) absent fraud, for ICC Losses in excess of $10 million ("Cap") in the aggregate, and (iii) unless the ICC Indemnified Parties have asserted a claim with respect to the matters set forth in Section 4.1(a)(i), or 4.1(a)(iii) to the extent applicable to Section 4.1(a)(i), within 25 months of the Effective Time (as defined in the Merger Agreement), except with respect to the matters arising under Section 5.14, 5.15 or 5.16 of the Merger Agreement, in which event the ICC Indemnified Parties must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of Parent Stock would not, by itself, constitute an ICC Loss, unless and then only to the extent a decrease in the value of Parent Stock has been demonstrated to be as a result of any event described in Sections 4.1(a)(i), (ii) or (iii).

         4.2      INDEMNIFICATION BY THE ICC STOCKHOLDERS.

                  (a) Subject to clause (c) below, the ICC Stockholders shall indemnify and hold Parent, Sub, Surviving Corporation (as defined in the Merger Agreement) and their respective stockholders, directors, officers and employees (collectively, the "Parent Indemnified Parties") harmless from and against, and agree to defend promptly each of the Parent Indemnified Parties from and reimburse each of the Parent Indemnified Parties for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys' fees and other legal costs and expenses) (collectively, a "Parent Loss") that any of the Parent Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                           (i)      any breach or inaccuracy of any of the
representations and warranties made by ICC or the ICC Stockholders in or pursuant hereto, the Merger Agreement, the Securities Representation Letter or in any instrument certificate or affidavit delivered by any of the same at the Closing in accordance with the provisions hereof or of the Merger Agreement;

                           (ii)     any failure by ICC or any of the ICC
Stockholders to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations hereunder or under any of the documents and materials delivered by any of the same pursuant hereto, the Merger Agreement, or the Securities Representation Letter; and


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                           (iii)    any suit, action or other proceeding arising
out of, or in any way related to, any of the matters referred to in this Section 4.2.

                  (b) Notwithstanding the above, the ICC Stockholders shall not have any liability under Section 4.2(a)(i) (or Section 4.2(a)(iii), to the extent arising from or based upon matters subject to Section 4.2(a)(i)) (i) unless the aggregate of all Parent Losses for which the ICC Stockholders would be liable but for this sentence exceeds, on a cumulative basis, an amount equal to the Basket, and then only to the extent of such excess, (ii) for Parent Losses in excess of the Cap in the aggregate, and (iii) unless Parent has asserted a claim with respect to the matters set forth in Sections 4.2(a)(i), or 4.2(a)(iii) to the extent applicable to Section 4.2(a)(i), within 25 months of the Effective Time, except with respect to the matters arising under Sections 4.18, 4.19, 4.20 or 4.24 of the Merger Agreement, in which event Parent must have asserted a claim within the applicable statute of limitations. Notwithstanding any implication to the contrary contained herein, the parties acknowledge and agree that a decrease in the value of ICC business acquired by Parent pursuant to the Merger Agreement would not, by itself, constitute a Parent Loss, unless and then only to the extent a decrease in the value of the business of ICC acquired by Parent pursuant to the Merger Agreement has been demonstrated to be as a result of any event described in Sections 4.2(a)(i),
(ii) or (iii).

                  (c) Notwithstanding anything to the contrary in this Agreement, (i) absent fraud, the amount of Parent Losses for which any ICC Stockholder shall be responsible under Section 4.2(a) of this Agreement shall not exceed the product of (x) the total number of shares of ICC Stock held of record by such ICC Stockholder immediately prior to the Effective Time divided by the total number of shares of ICC Stock held by ICC Stockholders as a whole outstanding immediately prior to the Effective Time and (y) the amount of Parent Losses payable under Section 4.2(a) and subject to Section 4.2(b) of this Agreement; (ii) any ICC Stockholder that is responsible for any amount of Parent Losses as provided in the preceding clause (i) may, at such ICC Stockholder's option, pay all or any portion of such amount in shares of Parent Stock (at the option of the ICC Stockholder at $4 per share or fair market value ("Fair Market Value")) (such Fair Market Value to be determined at the time of such claim by a mutually acceptable, nationally-recognized investment banking firm (a "Firm")), or in cash; and (iii) the costs and expenses of any Firm retained to determine the Fair Market Value shall be borne 100% by the ICC Stockholders.

         4.3      NOTIFICATION OF CLAIMS; ELECTION TO DEFEND

                  (a)      A party entitled to be indemnified pursuant to
Section 4.1 or 4.2, as the case may be (the "Indemnified Party"), shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand (a "Claim") that the Indemnified Party has determined has given or could give rise to a right of indemnification hereunder. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IV within 30 days after the receipt of written notice thereof from the Indemnified Party.


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                  (b)      If the Indemnified Party shall notify the
Indemnifying Party of any Claim pursuant to Section 4.3(a), and if such Claim relates to a Claim asserted by a third party against the Indemnified Party that the Indemnifying Party acknowledges is a Claim for which it must indemnify or hold harmless the Indemnified Party under Section 4.1 or 4.2, as the case may be, then the Indemnifying Party shall have the right, at its sole cost and expense, to employ counsel reasonably acceptable to the Indemnified Party to defend any such Claim asserted against the Indemnified Party. Notwithstanding anything to the contrary in the preceding sentence, if the Indemnified Party (i) reasonably believes that its interests with respect to a Claim (or any material portion thereof) are in conflict with the interests of the Indemnifying Party with respect to such Claim (or portion thereof) and (ii) promptly notifies the Indemnifying Party, in writing, of the nature of such conflict, then the Indemnified Party shall be entitled to choose, at the sole cost and expense of the Indemnifying Party, independent counsel to defend such Claim (or the conflicting portion thereof). The Indemnified Party shall have the right to participate in the defense of any Claim, at its own expense (except to the extent provided in the preceding sentence), but the Indemnifying Party shall retain control over such litigation (except as provided in the preceding sentence). The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a Claim) after receipt of the notice of Claim given by the Indemnified Party to the Indemnifying Party under Section 4.3(a), of its election to defend in good faith any such third party Claim. For so long as the Indemnifying Party is defending in good faith any such Claim asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in connection with any such defense and shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by the Indemnifying Party for its use in contesting any third party Claim; provided, however, that the Indemnifying Party shall have agreed, in writing, to keep such records and other materials confidential except (i) to the extent required for defense of the relevant Claim or (ii) as required by law, rule or regulation or court order. Whether or not the Indemnifying Party elects to defend any such Claim, the Indemnified Party shall have no obligation to do so. Within 30 days after a final determination (including a settlement) has been reached with respect to any Claim contested pursuant to this Section 4.3(b), the Indemnifying Party shall satisfy its obligations hereunder with respect thereto.

         4.4 DETERMINATION OF LOSS AND AMOUNT. For purposes of determining whether any ICC Loss or Parent Loss has occurred, or the amount of any such ICC Loss or Parent Loss, the representations, warranties, covenants and agreements of the parties set forth herein, the Merger Agreement, the Securities Representation Letter or in any other instrument, certificate or affidavit delivered in connection herewith or therewith shall be considered without regard to any materiality qualification set forth herein or therein.

                                    ARTICLE V

                        TERMINATION, AMENDMENT AND WAIVER

         5.1 TERMINATION. This Agreement shall terminate 20 business days after termination of the Merger Agreement in accordance with Section 8.1 thereof.


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         5.2      AMENDMENT. This Agreement may be amended by the mutual
agreement of Parent, Sub and the ICC Stockholders at any time before or after approval of the Merger by the stockholders of ICC; provided, however, that after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the consideration to be received in the Merger, (ii) in any way materially adversely affects the rights of the stockholders of ICC, or
(iii) under applicable law would require approval of the stockholders of ICC, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of the stockholders of ICC. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto, provided that after the Effective Time (as defined in the Merger Agreement), any such amendment must be signed by the former holders of a majority of the ICC Stock.

         5.3 WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 SURVIVAL; RECOURSE. None of the agreements contained herein shall survive the Merger, except that (i) the covenants contained in Article III and the obligations to indemnify contained in Article IV shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein); and (ii) the representations and warranties made in Articles I and II shall survive the Merger, and shall survive any independent investigation by the parties, and any dissolution, merger or consolidation of Parent, and shall bind the legal representatives, assigns and successors of the ICC Stockholders and Parent, for a period of 18 months after the Effective Time.

         6.2 NOTICES. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


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         If to the ICC             To the address listed under the signature
         Stockholders:             line of the applicable ICC Stockholder

         With copies to:           Interactive Corporate Communications, Inc.
                                   120 Bloomingdale Road
                                   3rd Floor
                                   White Plains, New York  10605
                                   Attention: Ms. Rosalia Bacarella
                                   Telephone: (914) 872-8001
                                   Fax: (914) 872-8100

         and to:                   Winston & Strawn
                                   200 Park Avenue
                                   New York, NY  10166
                                   Attention: Angelo P. Lopresti, Esq.
                                   Telephone: (212) 294-6700
                                   Fax: (212) 294-4700

         If to Parent or Sub:      Consumer Financial Network, Inc.
                                   1776 Peachtree Street
                                   Suite 700, North Tower
                                   Atlanta, Georgia  30309
                                   Attention: Sandra J. Cuttler, Esq.
                                   Telephone: (770) 291-7000
                                   Fax: (770) 291-7099

         With copies to:           Greenberg Traurig LLP
                                   One Buckhead Plaza
                                   3060 Peachtree Rd., Ste. 1100
                                   Atlanta, GA 30305
                                   Attention: James S. Altenbach, Esq.
                                   Telephone: (404) 261-8000
                                   Fax: (404) 261-5064

         and to:                   Kelso & Company
                                   320 Park Ave., 24th Floor
                                   New York, NY 10032
                                   Attention: James J. Connors II, Esq.
                                   Telephone: (212) 751-3939
                                   Fax: (212) 223-2379

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         6.3 ENTIRE AGREEMENT. The schedules hereto are incorporated herein by reference. This Agreement, the Merger Agreement and the documents, schedules and instruments referred


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

to herein or therein and to be delivered pursuant hereto or thereto constitute the entire agreement among the parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof, except as expressly set forth herein or in the Merger Agreement.

         6.4 ASSIGNMENTS; PARTIES IN INTEREST. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties (and any assignment otherwise shall be void), except that the rights, interests, and obligations of Sub hereunder may be assigned to any direct wholly owned Delaware subsidiary of Parent without such prior consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any individual or Entity not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

         6.5 GOVERNING LAW. This Agreement, except to the extent that the Delaware General Corporation Law or the BCL is mandatorily applicable to the Merger, or to the rights of the ICC Stockholders or the other parties hereto with respect to the Merger, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

         6.6 HEADINGS; INTERPRETATION; INCORPORATION. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation hereof. Words such as "herein," "hereof," "hereto," "hereunder" or the like shall refer to this Agreement as a whole. The words "include" or "including" shall be by way of example rather than by limitation. The words "or," "either" or "any" shall not be exclusive. Any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The parties hereto have participated jointly in the negotiation and drafting hereof; accordingly, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship hereof. References to Sections, Articles, Schedules or Exhibits shall, unless the context otherwise requires, be to Sections, Schedules or Exhibits hereof. The Schedules and Exhibits hereto are incorporated herein by reference.

         6.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed an original but all of which taken together shall constitute a single agreement.

         6.8 SEVERABILITY. If any term or other provision hereof is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions hereof shall nevertheless remain in full force and effect provided that the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination by a court of competent jurisdiction that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


                      - SIGNATURES ON THE FOLLOWING PAGE -

         IN WITNESS WHEREOF, Parent and Sub have caused this Agreement to be signed and delivered by their respective duly authorized officers, and each ICC Stockholder has signed and delivered this Agreement, all as of the date first written above.


                                  "PARENT"

                                  Consumer Financial Network, Inc., a Delaware corporation

                                  By:  /s/ C. Cathleen Raffaeli
                                     ------------------------------------------
                                  Title:  President
                                        ---------------------------------------


                                  "SUB"

                                  CFN Merger Corp., Inc., a Delaware corporation

                                  By:  /s/ C. Cathleen Raffaeli
                                     ------------------------------------------
                                  Title:  President
                                        ---------------------------------------


                                  "ICC STOCKHOLDERS"[ ]

                                  Kevin Kimberlin Partners, LP


                                  By:  /s/ Kevin Kimberlin
                                     ------------------------------------------
                                  Title:  General Partner
                                        ---------------------------------------
                                      /s/ Rosalia Bacarella
                                  ---------------------------------------------
                                  Rosalia Bacarella

                                      /s/ Jonathan Miller
                                  ---------------------------------------------
                                  Jonathan Miller

                                     /s/  Allan Rothman
                                  ---------------------------------------------
                                  Allan Rothman

                                    /s/ Thomas McClain
                                  ---------------------------------------------
                                  Thomas McClain


                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

                                  Garfield Associates LLC


                                  By:  /s/ William Dioguardi
                                     ------------------------------------------
                                  Title:  Member Manager
                                        ---------------------------------------

                                       /s/ William Dioguardi
                                  ---------------------------------------------
                                  William Dioguardi

                                      /s/ William Dioguardi
                                  ---------------------------------------------
                                  Spencer Trask Securities Inc.


                                  By:  /s/ William Dioguardi
                                     ------------------------------------------
                                  Title:  President
                                        ---------------------------------------

                                       /s/ Donald Farley
                                  ---------------------------------------------
                                  Donald Farley